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                                                                      Exhibit 99

                 PRESS RELEASE [CITIZENS & NORTHERN BANK LOGO]





                                                            Contact: Yvonne Gill
March 27, 2003                                              570-724-0212
                                                            ygill@cnbankpa.com

             CITIZENS & NORTHERN DECLARES THREE-FOR-TWO STOCK SPLIT
                       AND CASH DIVIDEND TO SHAREHOLDERS

FOR IMMEDIATE RELEASE:
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   WELLSBORO, PA. - Craig G. Litchfield, chairman, president and chief executive officer of Citizens & Northern Corporation, parent company of Citizens &
Northern Bank, announced that the Board of Directors has declared a 3-for-2 stock split of the Corporation's common stock, as well as a quarterly dividend of 21 cents per share for the first quarter of 2003. The cash dividend will be paid based on shares of common stock outstanding, after the effect of the 3-for-2 split.

   The 3-for-2 stock split will occur on April 21, 2003, for shareholders of record as of April 7, 2003. The closing price of C&N's common stock, as reported on the Over-the-Counter Bulletin Board, was $31.50 on March 26, 2003.

   The first quarter 2003 cash dividend is 12.5% higher than the cash dividend declared for the first quarter 2002, and 5% higher than the cash dividend declared for the fourth quarter 2002 (after retroactively adjusting the 2002 amounts for the effect of the 3-for-2 split).

   The C&N Board of Directors declared the 3-for-2 stock split and cash dividend at the March 27, 2003 meeting.

   Citizens & Northern Corporation, with assets in excess of $1 billion, provides complete financial, investment and insurance services through 17 full service offices of Citizens & Northern Bank located throughout Tioga, Bradford, Sullivan and Lycoming counties. C&N can be found on the worldwide web at www.cnbankpa.com.